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                                                                    EXHIBIT 10.4

VERITAS DGC INC.

                                 [VERITAS LOGO]


November 8, 2002



Mr. Anthony Tripodo
247 Tamberlaine
Houston, Texas 77024


Re: Amended and Restated Employment Agreement by and between Veritas DGC Inc. and Anthony Tripodo effective October 22, 2001, as amended by Amendment No. 1 to Amended and Restated Employment Agreement effective November 14, 2001 (collectively, the "Employment Agreement")

Dear Tony:

This letter is to put in writing our recent discussions concerning your employment with Veritas.

We have agreed that:

     (a) You will continue in your current role of Executive Vice President, Special Projects reporting to me and will continue working on those projects I assign to you. During your service in that role, you may seek other employment opportunities outside of Veritas.

     (b) If you accept and commence work at a new position outside of Veritas at any time on or before April 30, 2003, Veritas agrees that it will terminate your employment with Veritas without cause in accordance with Section 5(a)(4) of the Employment Agreement, thus entitling you to those payments and benefits specified in Section 6(d) of the Employment Agreement. In this case, the effective date of your termination will be your last day worked at Veritas.

     (c) If you have not commenced work at another position outside of Veritas on or before April 30, 2003, Veritas will terminate your employment with Veritas without cause in accordance with Section 5(a)(4) of the Employment Agreement, thus entitling you to those payments and benefits specified in Section 6(d) of the Employment Agreement. In this case, the effective date of your termination will be April 30, 2003.

     (d) To the extent that the terms of the Employment Agreement conflict with this letter, the terms contained in this letter will control. Any item not specifically addressed in this letter will be governed by the terms of the Employment Agreement.

                                                             Mr. Anthony Tripodo
                                                                November 7, 2002
                                                                          Page 2



Because you are an executive officer, this letter agreement is subject to approval by either the Compensation Committee or the Board of Directors and will not be effective until that approval is obtained. You should also be aware that once approved this agreement will be made public as an attachment to the company's Form 10Q or in such other manner as counsel to the company may advise.

If I have adequately stated the terms of our agreement, please indicate your agreement to them by signing both originals of this letter in the space indicated below and returning one signed original to me. The other signed original is for your files.

Yours very truly,



David B. Robson
Chairman & Chief Executive Officer




ACCEPTED AND AGREED:



--------------------------------
Anthony Tripodo


Date: --------------------------